SCHEDULE 13D
CUSIP No. 36268W100	Page 9 of 9 Pages

Exhibit 1

Joint Filing Agreement

The undersigned parties hereby agree to the joint filing of the Statement on Schedule 13D filed herewith, and any amendments thereto, relating to shares of Common Stock, $0.00001 par value per share of Gain Capital Holdings, Inc. with the Securities and Exchange Commission pursuant to Rule 13d-1(k) and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date:	April 22, 2020

JB Capital Partners, LP

/s/ Alan Weber	By:	/s/ Alan Weber
Alan Weber		Name: Alan Weber
Title: General Partner